Exhibit 99.1

               ResCare Announces Management and Structural Changes

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 24, 2005--ResCare (NASDAQ/NM: RSCR), the nation's leading provider of residential, training, educational and support services for at-risk youth and people with special needs, today announced that David W. Miles, age 39, vice president and controller, will assume the position of acting chief financial officer, replacing Bryan Shaul, formerly executive vice president of finance and administration and chief financial officer, who is resigning effective January 31, 2005, to accept another position in the health care sector. In addition, the Company announced that it had merged its Division for Youth Services (DYS) into its Division for Persons with Disabilities (DPD) and into its Division for Training Services (DTS). The Company expects no material financial impact from this realignment.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We welcome David Miles to his new position for which he is extremely well prepared. As controller, David has been involved in all of the critical financial decisions and reporting functions. The Company will be in good hands as we begin the national search for a new chief financial officer. We wish Bryan Shaul well in his new endeavor. He made a major contribution to the success of our company."
    David Miles joined ResCare in March 1998 and, as controller, has had responsibility for overseeing all aspects of the accounting function, including financial reporting and compliance with Sarbanes-Oxley regulations. Prior to joining ResCare, Mr. Miles spent 10 years with Ernst & Young LLP.
    "The Company's realignment of its operational structure from three divisions to two will be synergistic and more cost-effective," continued Mr. Geary. "The social services function of DYS will be merged into DPD and the educational function will become part of DTS. In addition, William J Ballard, who had been president of DYS, has retired, but will continue as a consultant to our company for the remainder of 2005."
    In conclusion, Mr. Geary said, "The ability to adapt to change is the mark of any great company. At ResCare, we thrive on change, seeing it as another opportunity for improvement. We are pleased with our management team and are confident about the strength of the Company and its future."
    ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.


    CONTACT: ResCare
             Nel Taylor, 502-394-2100